AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER dated as of August 6, 2004 is among SeaSearch Scientific Corporation ("SSC"), a Nevada Corporation, and Global Marine Ltd. "Global"), a Nevada corporation. SSC and Global are herein sometimes called the "Constituent Corporations." The parties wish to effect the acquisition of SSC by Global throuh a merger of SSC into STTJ on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of ss368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

SECTION 1 - THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Laws of the State of Nevada ("NCL"), SSC shall be merged with and into Global (the "Merger"). The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Global shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of SSC shall cease. As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 1.6.

1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger to be filed in accordance with the NCL (the "Merger Certificate") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Certificate is filed with the Secretary of State of the State of Nevada in accordance with the NCL or at such later time as is specified in the Merger Certificate (the "Effective Time"). Immediately prior to the filing of the Merger Certificate, a closing (the "Closing") will be held at the offices of Don A. Paradiso, P.A., (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. Subject to satisfaction or waiver of each of the conditions specified in Sections 6, 7 and 8 hereof, the Closing shall take place within three business days after the last to occur of:

(a) the Day the Merger is approved by the stockholders of Global; or

(b) the day the Certificate of Merger is filed with the Secretary of State of Nevada;

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or on such other date as the parties may agree, but not later than September 1,
2004. The date on which the Closing occurs is referred to herein as the "Closing Date".

1.3 Effects of the Merger. The Merger shall have the effects set forth in the NCL.

1.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Global and the Bylaws of Global, in each case is in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, until duly amended in accordance with applicable law.

1.5 Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the same as the directors of Global after the Effective Time (after giving effect to the resignations and additions agreed to by the constituent corporations). Douglas Beatty shall be appointed as President and Chief Executive Officer of Global. Each officer and director shall hold office until his successor shall be duly appointed or elected, as the case may be, and qualified or until his earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6 Conversion of Stock.

(a) For purposes of this Agreement, "Merger Consideration" means $76,896,000 common shares of stock, $0.001 par value per share, of Global ("Global Common Stock").

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Global or SSC:

(i) All shares of Common and Preferred Stock of SSC, $0.001 par value per share (the "SSC Stock"), outstanding immediately prior to the Effective Time, shall be converted into and become the right to receive the like amount of shares of Global Common Stock in accordance with Section 1.6(c).

(c) The Merger Consideration shall be adjusted in the event of any change in Global Common Stock by reason of a stock split, stock re-capitalization, combination or subdivision of Global Common Stock, merger or other exchange of shares by operation of law or the like occurring after the date of this Agreement and before the Effective Time, such that, after the record date there-for the Merger Consideration shall


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be equal to the number and class of shares or other securities or property that would have been received in respect of a share of Global Common Stock, as the case may be, if the Effective TIme had occurred immediately prior to such record date.

1.7 Closing of SSC Transfer Books. At the Effective TIme, the stock transfer books of SSC shall be closed and no transfer of SSC Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of SSC Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Global Common Stock.

1.8 Issuance of Global Certificates. Prior to the Effective Time, Global shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent") and shall deposit with or for the account of the Exchange Agent certificates representing the number of shares of Global Common Stock equaling the Merger Consideration. As soon as practicable after the Effective Time, (i) SSC shall deliver to Global a list of all record holders of SSC Stock immediately prior to the Effective Time (the "Record Holders"), setting forth each stockholder's name, address and number of shares of SSC Stock held prior to the Effective Time and such other information as may be reasonably requested by the Exchange Agent, shall be instructed to mail to each Record Holder a form of letter of transmittal which shall specify instructions for use in effecting the surrender of SSC Stock certificates in exchange for Merger Consideration. Upon the Exchange Agent's receipt of the letter of transmittal and any certificate representing outstanding shares of SSC Stock held by a stockholder, each such stockholder shall be entitled to receive a certificate representing that number of whole shares of Global Common Stock into which the shares of SSC STock as set forth on the Stockholder List shall have been converted pursuant to the provisions of this Agreement. The shares of SSC Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. Global Common Stock into which SSC Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

1.9 No Fractional Shares. No certificates representing fractional shares of Global Common Stock shall be issued upon the surrender for exchange of SSC Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each stockholder who would otherwise have been entitled to receive a fractional share of Global Common Stock will receive one additional whole share of Global Common Stock.



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SECTION 2-REPRESENTATIONS AND WARRANTIES OF SSC


SSC represents and warrants to Global as set forth below:

2.1 Organization and Qualification. SSC is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. SSC does not own any capital stock of any corporation or any interest in any joint venture, partnership, association, trust or other entity. SSC is qualified. licenses or is otherwise authorized to transact business as a foreign corporation and is in good standing in each jurisdiction (in the United States and outside of the United States) in which the failure to be so qualified, licensed or otherwise authorized to transact business and in good standing would have a material adverse effect on the business or financial condition of SSC.

2.2 Capitalization.

2.2.1 Outstanding Capital Stock. Immediately prior to Closing, SSC's authorized capital stock shall consist of 200 million shares of Common Stock, $.001 par value per share, of which 75,066,000 shares will be issued and outstanding. Immediately prior to the Effective Time, all outstanding shares of SSC Stock will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all charter documents of SSC and all applicable federal and state laws.

2.2.2 Options or Other Rights. No subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of SSC issued by SSC is authorized or outstanding. There are no restrictions on the transfer of SSC's capital stock other than those arising from securities laws. There are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of SSC's capital stock to which SSC is a party.

2.3 Authority to Execute and Perform Agreements. Subject to the requirement to obtain approval of its stockholders to consummate the Merger under the NCL, SSC has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its obligations hereunder and there-under. The execution, delivery and performance of this Agreement have been duly authorized by all necessary


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corporate action on the part of SSC. The Board of Directors of SSC has adopted a resolution approving this Agreement and the transactions contemplated hereby, recommending approval of this Agreement and the Merger contemplated hereby by the stockholders of SSC and directing that this Agreement be submitted to the stockholders of SSC for their consideration. This Agreement and each agreement, document and instrument to which it is a party executed and delivered pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of SSC, enforceable in accordance with their respective terms.

2.4 Certificate of Incorporation and Bylaws, Books and Records. SSC has heretofore delivered or made available to Global true and complete copies of its Certificate of Incorporation, as amended (certified by the Secretary of State of Nevada) and Bylaws as in effect on the date hereof and corporate minute books.

2.5 Tax Matters.

(a) All Taxes required to be paid by SSC, whether or not shown on any Tax Return, have been paid or SSC has adequately provided reserves (in accordance with GAAP). SSC is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any taxing authority in any jurisdiction that SSC is or may be subject to taxation by that jurisdiction.

(b) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of SSC, other than with respect to Taxes not yet due and payable.

(c) No deficiency for any Taxes has been proposed in writing against SSC, which deficiency has not been paid in full. There are not ongoing or, to the knowledge of SSC, threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters which could result in any tax deficiency of SSC for any taxable period ending on or before the date hereof, and SSC knows of no basis for the assertion of such a deficiency. No issue relating to SSC involving any Tax for which Global might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles applied in the resolution of such issue, could reasonably be expected to result in a deficiency for Taxes of Global for any period for which the applicable statute of limitations has not expired.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to SSC for any taxable period, and no power of attorney granted by or with respect to SSC relating to Taxes is currently in force.

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As used in this Agreement, (1) "Tax Return" means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs, duty fees, assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor as a transferee under Section 6901 of the Code or any similar provision of applicable law, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

2.6     Compliance with Laws.

SSC is not in violation of or in default under, in any material respect, any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. SSC has not received notice of, and there has not been any citation, fine or penalty imposed or asserted against it for, any such violation or alleged violation that has not been favorably and fully resolved.

SSC holds all licenses, permits, certificates, exemptions, variance, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to the conduct of its business and the uses of its assets.

Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving SSC or any of its securities, assets or properties. There are



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

no actions, suites or claims or legal, judicial, administrative or arbitration proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of SSC, threatened against or involving SSC, or any of its securities, assets or properties.

SSC has delivered or made available to Global true and complete copies of all of the contracts and other agreements (and all amendments, waives or other modifications thereto) it is a party to. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon SSC and to the knowledge of SSC, binding upon the other parties thereto in accordance with their terms.

SSC has good and marketable title to, or valid leasehold interests or otherwise has the unrestricted right to use, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each an "Encumbrance") each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of SSC ("Tangible Property").

Intellectual Property

(a) To the knowledge of SSC, SSC owns, or is licensed to use or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the conduct of its business as now conducted (collectively, the "Proprietary Rights").

(b) To the knowledge of SSC, the business of SSC as currently conducted does not infringe upon the proprietary rights of others, nor has SSC received any notice or claim from any third party of such infringement by SSC.

SECTION 3-REPRESENTATIONS AND WARRANTIES OF GLOBAL

Global represents and warrants to SSC as set forth below:

3.1 Organization and Qualification. Global is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as


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

heretofore conducted. Global is licensed or is otherwise authorized to transact business as a foreign corporation and is in good standing in each jurisdiction (in the United States and outside of the United States) in which the failure to be so qualified, licenses or otherwise authorized to transact business and in good standing would have a material adverse effect on the business or financial condition of Global.

3.2     Capitalization

3.2.1 Outstanding Capital Stock. GLobal's authorized capital stock will, on or before the closing date, consist of (i) 1,400,000,000 shares of Common Stock, $.001 par value per share. Global has disclosed to SSC the number and classes of any Preferred Stock it has outstanding.

3.3 Authority to Execute and Perform Agreements. To the extent that Global is required to obtain approval of its stockholders to consummate the Merger under the NCL, Global has the requisite corporate power and authority to execute and deliver this Agreement, and each document and instrument contemplated by this Agreement to which it is a party, to consummate the transaction contemplated hereby and thereby and to perform fully its respective obligations hereunder and there-under. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which Global is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Global. The Board of Directors of Global has adopted a resolution approving this Agreement and the transaction contemplated hereby. The Board of Directors of Global has recommended the approval of this Agreement to the stockholders of Global. This Agreement and each agreement, document and instrument to which Global is a party executed and delivered pursuant to this Agreement constitutes, or when executed and delivered by Global, as the case may be, will constitute, valid and binding obligations of Global, enforceable against Global in accordance with their respective terms.

3.4 Charter and By-Laws, Books and Records. Global has heretofore delivered or made available to SSC true and complete copies of the Certificate of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and Bylaws of Global as in effect on the date hereof, and corporate minute books. STTJ is not in default in the performance, observation or fulfillment of either its Certificate of Incorporation or Bylaws. The minute books of Global contain true and complete records of all meetings and consents in lieu of meetings of the Board of


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Directors and of the stockholders of Global prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of Global are true, complete and correct.
The general ledgers and books of account of Global, if any, to which SSC and its representatives have been given access are correct and complete in all material respects and have been maintained in accordance with good business practice.

3.6 SEC Reports. Global is not current in it's reports to the SEC but has delivered to SSC its Annual Reports on Form 10-KSB for the year ended December 31, 2001 as filed with the SEC.

3.7     Compliance with Laws.

Global not in violation of or in default under, in any material respect, any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets.

Section 4 - Miscellaneous Provisions

4.1 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

4.2 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignments and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

SECTION 5- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

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5.1     Approvals.  All required approvals of the stockholders and all consents and approvals referred to in this Agreement, other than those which, the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time shall have been obtained.

5.2 Absence of Order. No restraining order or injunction of any court which prevents consummation of the Merger shall be in effect.

SECTION 6- CONDITIONS PRECEDENT TO THE OBLIGATION OF GLOBAL TO CONSUMMATE THE MERGER

The obligation of Global to consummate the Merger is subject to the satisfaction or waiver by Global, at or before the Effective Time, of the following conditions:

6.1 Representations. Warranties and Covenants. The representations and warranties of SSC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same fore and effect as though made on and as of the Effective Time. SSC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

SECTION 7- CONDITIONS PRECEDENT TO THE OBLIGATION OF SSC TO CONSUMMATE THE
MERGER

The obligation of SSC to consummate the Merger is subject to the satisfaction or waiver by it, at or before the Effective Time, of the following conditions:

7.1 Representations, Warranties and Covenants. The representations and warranties of Global contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time. Global shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

SECTION 8- TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date, as follows:


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(a) by Global or SSC if, without fault of the terminating party, the Closing
Date shall not have occurred on or before September 1, 2004, which date may be extended orally or in writing by mutual consent of the parties;

(b) by any party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final;

SECTION 9 - OTHER PROVISIONS

9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(i)     if to Global, to:

Don A. Paradiso, Esq.
Don A. Paradiso, P.A.
Two South University Drive, Suite 328
Plantation, Florida 33324

(ii) if to SSC, to:

SSC
1325 Proteus Street, Naval Base
North Charleston, South Carolina  29405

9.2 Amendment. This Agreement may not be amended except by an instrument signed by each party hereto.

9.3     Waiver.  At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

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9.4     Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

9.5 Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without regard to its conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

Global Marine Ltd.

By      /s/ Douglas Beatty
Name:   Douglas Beatty
Title:  President / CEO



SeaSearch Scientific Corporation

By      /s/ Douglas Beatty
Name:   Douglas Beatty
Title:  President / CEO





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